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                                                                     EXHIBIT 5.1





                                 October 8, 1997



Jabil Circuit, Inc.
10800 Roosevelt Blvd.
St. Petersburg, FL 33716


          RE:     REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Jabil Circuit, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about October 8, 1997 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 800,000 and 400,000 additional shares of your Common Stock, $.001 par value (the "Shares"), reserved for issuance pursuant to the Company's 1992 Stock Option Plan, as amended, and 1992 Employee Stock Purchase Plan, as amended (the "Plans"), respectively.

      It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken prior to the issuance of the Shares pursuant to the Prospectus, which constitutes part of the Registration Statement, and the Plans, and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof and any subsequent amendments thereto.

                                    Very truly yours,

                                    WILSON, SONSINI, GOODRICH & ROSATI
                                    Professional Corporation


                                    /s/ WILSON SONSINI GOODRICH & ROSATI